As filed with the Securities and Exchange Commission on January 3 1 , 2017

Registration No. 333-215069

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No.  3
to the
FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Standard Financial Corp.

(Exact name of registrant as specified in its charter)

Maryland	6712	27-3100949
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	I.R.S. Employer Identification No.)

2640 Monroeville Boulevard

Monroeville, Pennsylvania 15146

(412) 856-0363

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Timothy K. Zimmerman

President and Chief Executive Officer

Standard Financial Corp.

2640 Monroeville Boulevard

Monroeville, Pennsylvania 15146

(412) 856-0363

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of all communications to:

Marc Levy, Esquire Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 202-274-2000	Andrew W. Hasley President and Chief Executive Officer Allegheny Valley Bancorp, Inc. 5137 Butler Street Pittsburgh, PA 15201 412-781-1464	Erik Gerhard, Esquire Bybel Rutledge LLP 1017 Mumma Road, Suite 302 Lemoyne, PA 17043 717-731-1700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement and upon completion of the merger of Allegheny Valley Bancorp, Inc. with and into Standard Financial Corp.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐

Exchange Act Rule 13e-4(i) (Cross-Border Third-Party Tender Offer)   ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, $0.01 par value per share	2,241,155	N/A	$54,065,282	$6,267

(1)	Based on the estimated number of shares of Standard Financial Corp. (“Standard” or “Registrant”) common stock that may be issued in connection with the proposed merger of Allegheny Valley Bancorp, Inc. (“Allegheny”) with and into Standard pursuant to the Agreement and Plan of Merger (“Merger Agreement”) between Standard and Allegheny dated as of August 29, 2016 calculated by multiplying (i) 1,031,612 shares of Allegheny common stock outstanding, restricted common stock outstanding, and issued and outstanding stock options as of September 30, 2016 by (ii) 2.083, the exchange ratio under the Merger Agreement. In accordance with Rule 416, under the Securities Act of 1933, this registration statement shall also register any additional shares of Registrant’s common stock that may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee. Computed in accordance with Rules 457(c) and 457(f), based on (i) the average of the bid and asked price of Allegheny common stock as of December 7, 2016 of $50.25 as quoted on the OTCQX market place and (ii) 1,075,926 shares of Allegheny common stock outstanding, restricted stock, and stock options outstanding as of September 30, 2016 to be exchanged in the merger for common stock of the Registrant. Under the Merger Agreement, in certain circumstances the Registrant may increase the exchange ratio pursuant to a formula in the Merger Agreement, and thus issue additional stock consideration to accommodate this increase, in order to prevent a termination of the Merger Agreement. In the event the Registrant increases the exchange ratio as described, the Registrant will file a registration statement pursuant to Rule 462(b) to cover the issuance of the additional shares of common stock.

(3)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective time until the Registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 (the “Amendment”) to the Registration Statement on Form S-4 (Registration No. 333-215069) (the “Registration Statement”) is being filed as an exhibit-only filing solely for the purpose of filing Exhibit 99.1. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and Exhibit 99.1 filed herewith. The joint proxy/prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Articles 10 and 11 of the Articles of Incorporation of Standard Financial Corp. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met, and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or action by the Board of Directors, or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F. Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

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ARTICLE 11. Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No	Description of Exhibits
2.1	Agreement and Plan of Merger between Standard Financial Corp. and Allegheny Valley Bancorp, Inc. dated as of August 29, 2016 (included as Annex A to the joint proxy statement/prospectus). Schedules are omitted; Standard Financial Corp. and Allegheny Valley Bancorp, Inc. agree to furnish copies of Schedules to the Securities and Exchange Commission upon request.
3.1	Standard Financial Corp. Articles of Incorporation*
3.2	Standard Financial Corp. By-laws*
5.1	Luse Gorman, PC re: Validity of Securities Registered (including consent).*
8.1	Tax Matters Opinion of Luse Gorman, PC (including consent).*
8.2	Tax Matters Opinion of Bybel Rutledge LLP (including consent)*
10.1	Form of Standard Financial Corp. and Standard Bank, PaSB Three-Year Employment Agreement*
10.2	Form of Standard Financial Corp. and Standard Bank, PaSB Two-Year Employment Agreement*
10.3	Form of Amendment to Standard Financial Corp. and Standard Bank, PaSB Employment Agreements and Change in Control Agreements*
10.4	Form of Standard Bank, PaSB Change in Control Agreement*
10.5	Form of Phantom Stock Agreement for Officers*
10.6	Form of Phantom Stock Agreement for Directors*
10.7	Standard Financial Corp. Senior Management Annual Cash Incentive Plan*
10.8	Non-Compete Agreement between Standard Bank, PaSB and David C. Mathews*
10.9	2012 Equity Incentive Plan*
10.10	Employment Agreement by and among Allegheny Valley Bank of Pittsburgh, Allegheny Valley Bancorp, Inc. and Andrew W. Hasley dated January 23, 2006, as amended*
10.11	Change in Control Agreement by and among Allegheny Valley Bancorp, Inc., Allegheny Valley Bank of Pittsburgh and Susan Deluca dated December 31, 2015, as amended*
10.12	Change in Control Agreement by and among Allegheny Valley Bancorp, Inc., Allegheny Valley Bank of Pittsburgh and Jason W. Ross dated May 19, 2008, as amended*
10.13	Form of Amendment to Allegheny Valley Bancorp, Inc. and Allegheny Valley Bank of Pittsburgh Employment Agreement and Change in Control Agreements*
23.1	Consent of S.R. Snodgrass, P.C. *
23.2	Consent of Baker Tilly Virchow Krause, LLP *
23.3	Consent of Luse Gorman, PC (contained in Exhibits 5.1 and 8.1) *
23.4	Consent of Bybel Rutledge LLP (contained in Exhibit 8.2) *
24.1	Power of Attorney (Included as part of signature page)
99.1	Consent of Keefe, Bruyette & Woods, Inc.
99.2	Consent of Boenning & Scattergood, Inc.*
99.3	Form of Proxy for Special Meeting of Shareholders of Standard Financial Corp. *
99.4	Form of Proxy for Special Meeting of Shareholders of Allegheny Valley Bancorp, Inc. *
99.5	Consent of Gregory J. Saxon*
99.6	Consent of Paul A. Iurlano*
99.7	Consent of R. Craig Thomasmeyer*
99.8	Consent of Andrew W. Hasley*
99.9	Consent of John M. Lally*
99.10	Consent of Ronald J. Mock*
99.11	Form of Allegheny Valley Bancorp, Inc. letter to shareholders*

*	Previously filed.

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(b) Financial Statement Schedules

Not applicable.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public re-offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such re-offering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Monroeville, Pennsylvania on January 3 1 , 2017.

STANDARD FINANCIAL CORP.

By:	/s/ Timothy K. Zimmerman
Timothy K. Zimmerman
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 3 1 , 2017.

Name	Capacity	Date

/s/ *	Chairman and Director	January 3 1 , 2017
Terence L. Graft

/s/ Timothy K. Zimmerman	President and Chief Executive Officer and Director (Principal Executive Officer)	January 3 1 , 2017
Timothy K. Zimmerman

/s/ Susan Parente	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 3 1 , 2017
Susan Parente

/s/ *	Director	January 3 1 , 2017
Horace G. Cofer

/s/ *	Director	January 3 1 , 2017
William T. Ferri

/s/ *	Director	January 3 1 , 2017
David C. Mathews

/s/ *	Director	January 3 1 , 2017
Thomas J. Rennie

/s/ *	Director	January 3 1 , 2017
Dale A. Walker

Pursuant to a Power of Attorney contained in the signature page to the Registration Statement on Form S-4 of Standard Financial Corp. filed on December 13, 2016.

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